Exhibit 99.1

KUSHCO HOLDINGS, INC. PRICES $40.0 MILLION REGISTERED DIRECT OFFERING

CYPRESS, CA — February 22, 2021 — KushCo Holdings, Inc. (OTCQX:KSHB) (''KushCo'' or the ''Company''), a premier provider of ancillary products and services to the legal cannabis and CBD industries, today announced it has entered into definitive agreements with investors for the purchase and sale of (i) 24,242,424 shares of common stock, par value $0.001 per share and (ii) warrants to purchase up to 9,696,969 shares of common stock at a combined offering price of $1.65 per share, pursuant to a registered direct offering.

The warrants will have an exercise price of $2.00 per share, will be immediately exercisable and will expire five years from the date of issuance. The gross proceeds of the offering will be approximately $40.0 million before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds to pay down its debt and for general corporate purposes, including, among other things, working capital, product development, acquisitions, capital expenditures, and other business opportunities. The closing of the registered direct offering is expected to take place on or about February 24, 2021, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent in connection with the offering.

Roth Capital Partners and The Benchmark Company, LLC are acting as financial advisors in connection with the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333- 231019) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KushCo Holdings
KushCo Holdings, Inc. (OTCQX:KSHB) is a premier provider of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base, which consists of leading multi-state-operators (MSOs), licensed producers (LPs), and brands.
Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, brand owners, processors and producers across North America, South America, and Europe, specializing in child-resistant compatible and fully customizable packaging, exclusive vape hardware and technology, and complementary solvents and natural products.
As a pioneer in the industry, KushCo continues to work to create a positive impact on the environment, society, and community through CSR and ESG initiatives, such as: offering sustainable and compostable packaging; donating PPE supplies to healthcare workers on the frontline fighting the COVID-19 pandemic; partnering with organizations such as Mission Green to offer social equity programs for industry inclusion; being one of the first in the industry to award paid time-off for all employees on November 3, 2020 ("Election Day"); and working to incorporate industry-leading corporate governance practices and a more diverse board makeup.
For more information on KushCo's commitment to CSR and ESG initiatives, please visit the Company's #KushCares page at www.kushco.com/kushcares.
KushCo has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. For more information, visit www.kushco.com or call (888) 920-5874.

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws, including statements related to the expected completion of the offering described herein and the use of proceeds. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially, including risks and uncertainties associated with market conditions and the Company’s ability to satisfy customary closing conditions associated with the offering. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “expect”, “look forward,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website at: www.kushco.com.

KushCo Holdings Contact

Investor Contact:
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@kushco.com

SOURCE: KushCo Holdings, Inc.